As filed with the Securities and Exchange Commission on May 7, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

CNA FINANCIAL CORPORATION

(Exact name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	36-6169860 (I.R.S. Employer Identification Number)

151 N. Franklin Chicago, Illinois (Address of Principal Executive Offices)	60606 (Zip Code)

CNA Financial Corporation Incentive Compensation Plan
(Full Title of the Plan)

Stathy Darcy
Senior Vice President, Deputy General Counsel and Secretary
CNA Financial Corporation
151 N. Franklin Street
Chicago, Illinois 60606
(312) 822-5000
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8, this Registration Statement is being filed to register an additional 5,000,000 shares of Common Stock under the Amended and Restated CNA Financial Corporation Incentive Compensation Plan (the “Plan”) and hereby incorporates by reference the contents of the prior Registration Statements on Form S-8 (File Nos. 333-238290, 333-211150, 333-166360 and 333-129538) related to the Plan except for Items 3, 5, 6 and 8, which are being updated by this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

CNA Financial Corporation (the “Registrant”) hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the Securities and Exchange Commission (the “Commission”):

(1) Our annual report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on February 10, 2026;

(2) Our quarterly report on Form 10-Q for the quarter ended March 31, 2026, filed with the Commission on May 4, 2026;

(3) Our current report on Form 8-K filed with the Commission on April 29, 2026; and

(4) The description of our Common Stock contained in our registration statement on Form 8-A/A (File No. 001-05823), filed with the Commission on April 14, 2010, including any amendment or report filed for the purpose of updating such description, including Exhibit 4.2 to our annual report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on February 11, 2020.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Documents modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5. Interests of Named Experts and Counsel.

The legality of the securities being registered hereby has been passed on by Stathy Darcy, Esq., the Registrant’s Senior Vice President, Deputy General Counsel and Secretary, and an employee of the Registrant’s subsidiary, Continental Casualty Company. Ms. Darcy will be eligible to participate in the Plan and has previously been awarded restricted stock units, each unit representing a contingent right to receive one share of the Registrant’s common stock under the Plan.

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Item 6. Indemnification of Directors and Officers.

The following is a summary of the statutory and by-law provisions under which directors and officers of the Registrant are insured or indemnified against liability in their capacities as such. The Registrant was formed in Delaware. The following is only a general summary of certain aspects of Delaware law and the Registrant’s by-laws, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Section 145 of the Delaware General Corporation Law (the “DGCL”) and Article XI of the Registrant’s by-laws.

Section 145(a) of the DGCL provides in relevant part that “[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.”

With respect to derivative actions, Section 145(b) of the DGCL provides that “[a] corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor [by reason of the person’s service in one of the capacities specified in the preceding paragraph] against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.”

Article XI of the Registrant’s by-laws contains provisions similar to Section 145 of the DGCL, although providing mandatory indemnification in certain of the circumstances covered by Section 145(a) of the DGCL.

Such indemnification may apply to claims arising under the Securities Act of 1933, as amended. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted for directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in that Act and therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The Registrant maintains directors’ and officers’ liability insurance, subject to appreciable deductibles at the corporate level, for each wrongful act where corporate reimbursement is available to any director or officer.

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Item 8. Exhibits.

The following documents are filed as Exhibits to this Registration Statement:

Exhibit No.	Description
4.1	Certificate of Incorporation of CNA Financial Corporation, as amended May 6, 1987 (Exhibit 3.1 to Form S-8 filed October 9, 1998 incorporated herein by reference)
4.2	Certificate of Amendment of Certificate of Incorporation, dated May 14, 1998 (Exhibit 3.1a to 2006 Form 10-K incorporated herein by reference)
4.3	Certificate of Amendment of Certificate of Incorporation, dated May 10, 1999 (Exhibit 3.1 to 1999 Form 10-K incorporated herein by reference)
4.4	Certificate of Amendment of Certificate of Incorporation, dated May 1, 2024 (Exhibit 3.1.3 to June 30, 2024 Form 10-Q incorporated herein by reference)
4.5	By-Laws of CNA Financial Corporation, as amended and restated effective October 30, 2024 (Exhibit 3.1 to Form 8-K filed October 30, 2024 incorporated herein by reference)
4.6	CNA Financial Corporation Incentive Compensation Plan, as amended and restated, effective as of January 1, 2020 (Exhibit A to Form DEF 14A filed March 20, 2020 incorporated herein by reference)
5.1*	Opinion of Stathy Darcy, Esq.
23.1*	Consent of Deloitte & Touche LLP
23.2*	Consent of Stathy Darcy, Esq. (included in Exhibit 5.1)
107*	Filing Fee Table

*	Filed herewith

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 7th day of May, 2026.

CNA FINANCIAL CORPORATION

By:	/s/ Douglas M. Worman
Douglas M. Worman
Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Douglas M. Worman	Chairman of the Board and Chief Executive Officer	May 7, 2026
Douglas M. Worman	(Principal Executive Officer)

/s/ Scott R. Lindquist	Executive Vice President and Chief Financial Officer	May 7, 2026
Scott R. Lindquist	(Principal Financial Officer)

/s/ Amy M. Smith	Senior Vice President and Chief Accounting Officer	May 7, 2026
Amy M. Smith	(Principal Accounting Officer)

/s/ Michael A. Bless	Director	May 7, 2026
Michael A. Bless

/s/ Jose O. Montemayor	Director	May 7, 2026
Jose O. Montemayor

/s/ Don M. Randel	Director	May 7, 2026
Don M. Randel

/s/ Andre Rice	Director	May 7, 2026
André Rice

/s/ Kenneth I. Siegel	Director	May 7, 2026
Kenneth I. Siegel

/s/ Andrew H. Tisch	Director	May 7, 2026
Andrew H. Tisch

/s/ Benjamin J. Tisch	Director	May 7, 2026
Benjamin J. Tisch

/s/ James S. Tisch	Director	May 7, 2026
James S. Tisch

/s/ Jane J. Wang	Director	May 7, 2026
Jane J. Wang

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